ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of August 2, 2007 (the "Effective Date"), by and between HYPERTEXT SOLUTIONS INC., a Washington corporation ("Purchaser"), and INSIGHTFUL CORPORATION, a Delaware corporation ("Seller").

RECITALS

A. Seller, among other things, has developed a text search and analysis software product known as "InFact" (the "Business"); Purchaser is interested in purchasing, and Seller is interested in selling, certain assets related to the Business, as more fully described herein; and

B. The parties hereto desire that Seller sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Seller, the Assets (as defined below) in exchange for the consideration set forth herein, all according to the terms and subject to the conditions set forth in this Agreement (the "Transaction").

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows. Capitalized terms shall have the meanings ascribed to them in this Agreement or in Article XI.

  Purchase and sale of assets

    Purchase and Sale of Assets and Assumption of Assumed Liabilities.

      Upon the terms and subject to the conditions set forth in this Agreement effective as of the Closing Date (as defined below), Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

      In connection with the Transaction, on the Closing Date, Seller shall take any and all actions that may be required, or reasonably requested by Purchaser, to transfer good, valid and marketable title to all of the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), to Purchaser, and Seller shall deliver possession of all of the Assets to Purchaser on the Closing Date, including possession of the Product in the form of a master copy thereof, at the location and by such means as are reasonably designated by Purchaser; provided that Seller shall retain and not deliver to Purchaser on the Closing Date interim source code iterations (including bug fixes and patches) of any version of the Product. All right, title and interest to such undelivered source code shall be transferred to Purchaser on the Closing Date, and Seller's rights therein shall be limited to such rights granted to Seller pursuant to the Supplemental License (as defined below). Seller shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser to convey to Purchaser good title to all Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), as well as such other instruments of sale and/or transfer as counsel to Purchaser may reasonably request (whether on or after the Closing Date) to evidence and effect the Transaction contemplated herein.

    Assets. As used in this Agreement, the term "Assets" means, collectively, all of Seller's right, title and interest in and to all of the items listed on Schedule 1.2 hereto, which includes all of the following assets, properties, rights and claims, excluding the Excluded Assets (as defined below):

      The Product. The Product in the form of a master copy thereof;

      Intellectual Property. All Transferred Intellectual Property and Transferred Intellectual Property Rights;

      Assumed Contracts. All rights and benefits of Seller arising from and after the Closing Date under the Assumed Contracts; and

      Intangibles. All Intangibles.

    Excluded Assets. Notwithstanding anything herein to the contrary, Seller shall retain all of its right, title and interest in and to, and Purchaser shall not acquire any interest in, any other assets or property of Seller, whether or not related to the Product (collectively, the "Excluded Assets").

    Assumption of Liabilities.

      Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date (as defined below), Purchaser agrees to assume from Seller and to pay, perform and discharge according to their terms the following specified Liabilities (collectively, the "Assumed Liabilities"), but no others: (i) all Liabilities of Seller set forth on Schedule 1.4 hereof; (ii) all obligations of Seller under the Assumed Contracts on and after the Closing Date; and (iii) all other Liabilities of Seller arising on and after the Closing (as defined below) with respect to the Assets, other than, in each such case, the Excluded Liabilities (as defined below).

      Nothing herein shall be deemed to deprive Purchaser or any Affiliate of Purchaser, as applicable, of any defenses, set-offs or counterclaims that Seller may have had or that Purchaser, or any Affiliate of Purchaser, as applicable, shall have (to the extent relating to the Assumed Liabilities) to any of the Assumed Liabilities (the "Defenses and Claims"). Effective as of the Closing, Seller agrees to assign, transfer and convey to Purchaser all Defenses and Claims and agrees to cooperate with Purchaser (at Purchaser's sole cost and expense) to maintain, secure, perfect and enforce such Defenses and Claims.

    Liabilities Not Assumed. Purchaser shall not assume any Liabilities of Seller other than the Assumed Liabilities (all obligations or Liabilities not assumed by Purchaser herein are collectively referred to herein as "Excluded Liabilities").

    Purchase Consideration. The aggregate consideration for the Assets shall be (a) the sum of $3,650,000 (the "Cash Consideration") and (b) the assumption of the Assumed Liabilities. Subject to the satisfaction or waiver of all of the conditions set forth herein, on the Closing Date, Purchaser shall pay to Seller the Cash Consideration by wire transfer of immediately available funds to an account designated in writing by Seller.

    Consent of Third Parties.

      Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Asset, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a material breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any assignment or transfer to Purchaser by Seller of any interest under any such Asset, instrument, contract, lease permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. Nothing in this Section 1.7 shall be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.2.

      Schedule 1.7(b) sets forth all consents of third parties necessary for the effective assignment to and assumption by Purchaser of any of the Assumed Contracts.

    Allocation. Seller and Purchaser shall cooperate in the preparation of a joint schedule (the "Allocation Schedule") allocating the aggregate consideration (including the Assumed Liabilities) payable for the Assets. If Seller and Purchaser are able to agree upon the Allocation Schedule within thirty (30) days following the Closing Date, Seller and Purchaser shall each file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule. If Purchaser and Seller are unable to complete the Allocation Schedule within thirty (30) days following the Closing Date, each of Seller and Purchaser may file IRS Form 8594 and any federal, state, local and foreign tax returns, allocating the aggregate consideration (including the Assumed Liabilities) among the Assets in the manner each believes appropriate, provided such allocation is reasonable and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

  THE CLOSING

  The consummation of the Transaction will take place at a closing to be held at the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104 (the "Closing") on the date hereof or within five (5) business days after satisfaction of all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived (whichever is later), or at such other time or date as may be agreed to by the parties to this Agreement (the "Closing Date").

  REPRESENTATIONS AND WARRANTIES OF SELLER

  Except as is otherwise set forth in detail in the Schedule of Exceptions delivered by Seller to Purchaser and dated as of the date of this Agreement (the "Schedule of Exceptions"), which refers specifically to the representations and warranties in this Agreement and which identifies by section number the section and subsection to which such disclosure relates, Seller hereby represents and warrants that:

    Organization. Seller is a corporation duly organized, in good standing and validly existing under the laws of the state of Delaware and has full power and authority to carry on its business as now conducted.

    Authorization. This Agreement and all other agreements in connection with the Transaction (such other agreements being referred to hereafter as the "Ancillary Agreements") to which Seller is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Seller and constitute, or will constitute, valid and binding agreements of Seller enforceable against Seller, in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the "Enforceability Exceptions"). Seller has all requisite power and authority to execute and deliver this Agreement and, at the time of the Closing, will have all requisite power and authority to carry out the transactions contemplated in this Agreement and the Ancillary Agreements to which it is or will be a party. All requisite action on the part of Seller has been taken to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is or will be a party.

    No Conflicts; Consents. The execution and the delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or will be a party, do not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not (a) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien pursuant to (i) any provision of the certificate of incorporation or bylaws of Seller, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets, (b) require on the part of Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) require any notice, consent or waiver under any Assumed Contract or any other agreement or contract of Seller, except for the required consents listed on Schedule 1.7(b), (d) result in the imposition of any Lien upon any of the Assets, (e) violate any order, writ, injunction, or decree applicable to any of the Assets, or (f) violate any statute, rule or regulation applicable to any of the Assets. Neither Seller nor the Assets are bound by or subject to any no-shop or non-solicitation agreement or any other similar agreement or understanding other than the LOI (as defined below).

    Title to Assets. Seller has good, valid and marketable title to all of the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good, valid, and marketable title in, and all of Seller's right, title and interest, in and to all of the Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).

    Litigation. There are no claims, actions, suits, proceedings, or investigations, pending before any Governmental Entity, or to Seller's Knowledge, threatened or reasonably expected, against Seller relating to the Assets or the Assumed Liabilities, which questions or challenges the validity of this Agreement or any of the Ancillary Agreements to which Seller is or will be a party, or any of the transactions contemplated herein or therein, or which would have a Material Adverse Effect. There is no judgment, decree or order against Seller or any of its properties or the Assets.

    Intellectual Property and Intellectual Property Rights.

      For the purposes of this Agreement:

        "Intellectual Property" means intellectual property regardless of form, including without limitation: (A) published and unpublished works of authorship, including without limitation audiovisual works, collective works, Software, compilations, databases, derivative works, literary works, maskworks, and sound recordings ("Works of Authorship"); (B) inventions and discoveries, whether or not patentable, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items ("Inventions"); (C) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features ("Trademarks"); and (D) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, or patentable or unpatentable, including without limitation algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques ("Confidential Information").

        "Intellectual Property Rights" means all rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including without limitation: (A) rights in, arising out of, or associated with Works of Authorship, including without limitation rights in maskworks and databases and rights granted under the Copyright Act ("Copyrights"); (B) rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act ("Patent Rights"); (C) rights in, arising out of, or associated with Trademarks, including without limitation rights in the "look and feel" of objects and rights granted under the Lanham Act ("Trademark Rights"); (D) rights in, arising out of, or associated with Confidential Information ("Trade Secret Rights"); (E) rights in, arising out of, or associated with a person's name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; and (F) rights of attribution and integrity and other moral rights of an author.

      The Transferred Intellectual Property includes all Intellectual Property of Seller that is contained in the Product. The Transferred Intellectual Property Rights includes all Intellectual Property Rights owned by or licensed to Seller that have or can have claims or other forms of legal protection covering the Product, including, without limitation, the Intellectual Property Rights set forth in Schedule 3.6(g)(i). Seller owns and has good and marketable title to all Transferred Intellectual Property and Transferred Intellectual Property Rights owned by Seller. To the Knowledge of Seller, the Transferred Intellectual Property Rights are valid and enforceable. Seller owns or is the licensee of the Transferred Intellectual Property Rights. Except with respect to those Transferred Intellectual Property Rights of which Seller is a licensee, Seller does not Know of any third parties that claim to own any of the Transferred Intellectual Property Rights. Seller has the right to transfer all of its right, title, and interest in and to Transferred Intellectual Property and the Transferred Intellectual Property Rights without restriction (other than for Permitted Encumbrances), to the extent the same are transferred under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be free to use for any purpose the residuals resulting from access to or work with Seller's Confidential Information relating to the Product, provided that the foregoing shall be interpreted to be only a right to use Confidential Information and not a license under any patent, copyright, trademark or other Intellectual Property Right. The term "residuals" means information in intangible form, which is retained in the un-refreshed memory of persons who have had access to the Seller's Confidential Information relating to the Product, including ideas, concepts, know-how or techniques contained therein, but shall not include computer code.

      Seller does not Know of any facts or circumstances that could impair the validity or enforceability of any of the Transferred Intellectual Property Rights.

      Subject to the terms of any applicable In-License Agreement, Seller may exercise, transfer, or license the Transferred Intellectual Property and Transferred Intellectual Property Rights without restriction (other than for the Permitted Encumbrances) or payment to a third party, and Purchaser will be able to exercise, transfer, or license Transferred Intellectual Property or Transferred Intellectual Property Rights in the same manner following the Closing.

      Except for the Permitted Encumbrances, Seller is not obligated to transfer or license any of the Transferred Intellectual Property or Transferred Intellectual Property Rights to a third party.

      Seller takes reasonable steps to maintain the secrecy of such Transferred Intellectual Property that constitutes, prior to the Closing, Seller's Confidential Information, except to the extent that the value of such Transferred Intellectual Property and the Intellectual Property Rights therein would be unimpaired by public disclosure.

      Schedule 3.6(g): (i) lists all patents, patent applications, registered Copyrights and Copyright applications, registered Trademarks and Trademark applications to be transferred as part of the Assets ("Seller's Registered Intellectual Property Rights"); (ii) identifies all third parties that share rights to Seller's Registered Intellectual Property Rights with Seller, including without limitation joint owners and/or co-applicants; and (iii) lists all actions that Seller Knows must be taken by Seller within 180 days of the Closing Date to maintain the validity or enforceability of Seller's Registered Intellectual Property Rights.

      The Transferred Intellectual Property Rights contain only those items and rights which are: (i) owned by Seller; (ii) in the public domain; or (iii) rightfully used by Seller pursuant to a valid and, to Seller's Knowledge, enforceable license or other agreement (the "Seller Licensed Intellectual Property") that are listed on Schedule 3.6(h) (each, an "In-License Agreement"). The In-License Agreements are valid and binding obligations of Seller, and to Seller's Knowledge, are enforceable in accordance with their terms. To Seller's Knowledge, there exists no event or condition which will, or is reasonably likely to, result in a violation or breach of, or constitute a default by Seller or the other party thereto, under any such In-License Agreement. Seller has no agreements or arrangements with any Persons related to Confidential Information or Trade Secret Rights of such Persons relating to the Assets or restricting Seller's ability to engage in business activities relating to the Assets.

      Schedule 3.6(i) lists all: (i) exclusive licenses and rights to Transferred Intellectual Property and Transferred Intellectual Property Rights granted by Seller; and (ii) non-exclusive licenses and rights to Transferred Intellectual Property and Transferred Intellectual Property Rights granted by Seller (each, an "Out-License Agreement"). The Out-License Agreements are valid and binding obligations of Seller, and to Seller's Knowledge, are enforceable in accordance with their terms. To Seller's Knowledge, there exists no event or condition which will, or is reasonably likely to, result in a violation or breach of, or constitute a default by Seller or the other party thereto, under any such Out-License Agreement.

      Except with regard to Patent Rights, version 3.1 of the Product, and all derivative works and extensions thereof (including interim bug fixes and patches therein), as it exists and as is operated immediately prior to the Closing does not, infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party, provided that the operation thereof is in conformance with the associated Product documentation. With regard to Patent Rights, to Seller's Knowledge, version 3.1 of the Product, and all derivative works, improvements and extensions thereof (including interim bug fixes and patches therein), as it exist, and as it is operated in the releases provided by Seller, immediately prior to the Closing does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of a third party, provided that the operation thereof is in conformance with the associated Product documentation. Seller has not received notice of a claim that the Product or its use infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party.

      Neither this Agreement nor the completion of the transactions contemplated by this Agreement will result in any of the following to the extent that the following would not have occurred in the absence of this Agreement or the completion of the transactions contemplated by this Agreement: (i) to Seller's Knowledge, Purchaser granting to any third party any right to any of the Transferred Intellectual Property Rights owned by or licensed to Purchaser; (ii) Purchaser becoming bound by or made subject to any non-compete or other restriction on the content, use or distribution of the Product; or (iii) Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller prior to the Closing.

      All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Transferred Intellectual Property or the Transferred Intellectual Property Rights that are owned by Seller, have executed nondisclosure agreements in the form previously provided to counsel to Purchaser and either (i) have been a party to an enforceable "work-for-hire" arrangement or agreement with Seller in accordance with applicable Law that has accorded Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller effective and exclusive ownership of all tangible and intangible property thereby arising. The Persons who have significantly contributed to the development of the Transferred Intellectual Property or the Transferred Intellectual Property Rights that are owned by Seller are set forth in Schedule 3.6(l).

      Seller is not, and, as a result of the execution or delivery of this Agreement or performance of its obligations hereunder, will not be, in violation of any material license, sublicense, agreement or instrument to which it is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of its obligations hereunder, cause the diminution, termination or forfeiture of any of the Transferred Intellectual Property Rights.

      To the Knowledge of Seller, the Product does not contain any Software that would: (i) disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of the Product (e.g., viruses or worms); (ii) disable the Product or any computer system or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (e.g., time bombs, time locks, or drop dead devices); (iii) permit Seller or any third party to access the Product or any computer system (e.g., traps, access codes, or trap door devices) after Closing; or (iv) permit Seller or any third party to track, monitor, or otherwise report the operation and use of the Product after Closing.

      Schedule 3.6(o) sets forth a list of all Software or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) ("Open Source Materials") used by Seller during the development of the Product or incorporated by Seller into the Product. Schedule 3.6(o) describes the manner in which these Open Source Materials were used, including whether and how the Open Source Materials were modified or distributed by Seller. Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Assets; or (ii) distributed Open Source Materials in conjunction with any of the Assets; or (iii) used Open Source Materials that create, or purport to create, obligations for Seller with respect to the Assets or grant, or purport to grant, to any third party, any rights or immunities under the Transferred Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of the Open Source Materials that other software incorporated into, derived from or distributed with the Open Source Materials be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge).

      No government funding, facilities, or resources of a university, college, other educational institution or research center or funding from third parties were used in the development of the Assets and no government entity, university, college, other educational institution, or research center has any claim or right in or to the Assets.

      Seller is not in any negotiation to grant any license or other right in the Transferred Intellectual Property or the Transferred Intellectual Property Rights to any third party.

      Notwithstanding anything to the contrary herein, due to the common development environment of the Product and Seller's other products, the Product and such other products may include common, insubstantial portions of Intellectual Property ("Common IP"). If and to the extent that such Common IP exists as of the Closing Date and is included in the Product or the Assets, Seller will deliver such Common IP to Purchaser as it is included in the Assets but hereby reserves any rights it may have in such Common IP and grants to Purchaser a non-exclusive, perpetual, irrevocable, royalty free, paid-up, worldwide right and license (with right to sublicense) to the Common IP for any purpose.

    Assumed Contracts. Except for the Assumed Contracts, Seller is not a party to or otherwise bound by the terms of any material contract, agreement or obligation, written or oral, affecting the Transferred Intellectual Property Rights. Each of the Assumed Contracts is valid, binding and in full force and effect and, to the Knowledge of Seller, enforceable by Seller subject to the Enforceability Exceptions. Neither Seller, nor, to Seller's Knowledge, any other party, is in default under any Assumed Contract, and there are no existing disputes or claims of default relating thereto, or any facts or conditions Known to Seller which, if continued, will result in a default or claim of default thereunder. Except as set forth in Schedule 1.7(b), no consents are necessary for the effective assignment to and assumption by Purchaser of any of the Assumed Contracts.

    No Adverse Changes. Since June 30, 2007, there has not been:

      Any change or event that has resulted in a Material Adverse Effect;

      Any damage, destruction or loss, whether or not covered by insurance, that has resulted in a Material Adverse Effect;

      Any sale, transfer or other disposition of Assets except as contemplated by this Agreement;

      Any grant of a license, exclusive or non-exclusive, with respect to the Intellectual Property; or

      Any agreement, whether oral or written, to effect any of the foregoing (excluding this Agreement).

    Employees. Seller is current in the payment of all wages and benefits to all of the Key Employees (as defined below), including any payments to any Person under any Employee Benefit Plan that is or has been sponsored, maintained or contributed to by Seller, and no obligations or commitments exist to pay any previously foregone employee salaries or compensation with respect to the Key Employees. There are no liens or other claims which affect the Assets, of any nature, whether of law or in equity, asserted or unasserted, perfected or unperfected, arising out of or relating to any Key Employee or the operation, sponsorship, or participation in any employee benefit plan, program, procedure or other practice of any kind, whether or not subject to the Employee Retirement Insurance Security Act of 1974 ("ERISA").

    Absence of Insolvency. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, is (a) pending against Seller or any of the Assets, (b) to the Knowledge of Seller is affecting Seller or any of the Assets, or (c) to the Knowledge of Seller is threatened, and Seller has not made any assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis of the institution of any such insolvency proceedings. Seller is not insolvent under any applicable law, or within the zone of insolvency.

    No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Seller for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and Seller will indemnify and hold Purchaser harmless against any liability or expense arising out of, or in connection with, any such claim.

    Complete Copies of Materials. The copies of all documents provided by Seller to Purchaser in response to Purchaser's due diligence request dated July 6, 2007 are true and complete copies of such documents.

    NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ASSETS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR NONINFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.

  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Except as is otherwise set forth in detail in the Schedule of Exceptions delivered by Purchaser to Seller and dated as of the date of this Agreement (the "Purchaser Schedule of Exceptions"), which refers specifically to the representations and warranties in this Agreement and which identifies by section number the section and subsection to which such disclosure relates, Purchaser hereby represents and warrants that:

    Organization and Valid Existence. Purchaser is a corporation organized under the laws of the State of Washington and has full power and authority to carry on its business as now conducted.

    Authorization. This Agreement and the Ancillary Agreements to which Purchaser is or will be a party have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Purchaser and constitute, or will constitute, valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions. Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Ancillary Agreements to which it is or will be a party and to carry out and perform the transactions contemplated in this Agreement and the Ancillary Agreements to which it is or will be a party. All requisite corporate action on the part of Purchaser has been taken to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is or will be a party.

    No Conflicts; Consents. The execution and the delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is or will be a party, do not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien pursuant to (a) any provision of the articles of incorporation or bylaws of Purchaser or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its respective properties or assets. No consent of any third party or any Governmental Entity is required to be obtained on the part of Purchaser to permit the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements to which Purchaser is or will be a party.

  PRE-CLOSING COVENANTS OF SELLER

    Conduct of Business. During the period on and from the date of this Agreement through and including the Closing Date, Seller will use commercially reasonable efforts to protect and preserve the Assets, all in accordance with the ordinary course of Seller's business consistent with past practices. Specifically, during the period on and from the date of this Agreement through and including the Closing Date, Seller will not, without the prior written consent of Purchaser:

      mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist, or otherwise encumber, any of the Assets;

      sell, dispose of, or license any of the Assets to any Person;

      fail to pay and discharge any trade payable relating to the Assets in accordance with Seller's customary business practices as of the date of the execution hereof;

      amend, terminate or waive any rights under any Assumed Contract;

      waive or release any right or claim relating to any of the Assets;

      take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverage of Seller relating to or applicable to the Assets; or

      agree to do any of the things described in the preceding clauses of this Section 5.1.

    Access to Information. Until the Closing, Seller shall make available all intellectual property, technical and legal due diligence information concerning the Assets as is reasonably requested by Purchaser. Nothing in this section shall be construed to grant access to any information regarding Seller that does not pertain to the Assets.

    No Other Negotiations. Until the earliest of (i) August 3, 2007 and (ii) such earlier date as Purchaser may advise Seller in writing that Purchaser is terminating discussions or negotiations relating to the Transaction (the "Termination Date"), Seller will not (and it will use its best efforts to ensure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, seek or intentionally encourage any inquiry, proposal or offer from, furnish any confidential information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with Purchaser) regarding the acquisition of the Assets. Seller will immediately notify Purchaser regarding any contact by any third party regarding any offer, proposal or inquiry regarding any such acquisition of the Assets. In no event will Seller accept or enter into an agreement concerning any such third party transaction prior to the Termination Date.

  PRE-CLOSING COVENANTS

    Satisfaction of Conditions Precedent. Each party to this Agreement will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part to effect the transactions contemplated herein.

    Cooperation. Prior to the Closing, each party to this Agreement agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and in the Ancillary Agreements and to carry into effect the intent and purposes of this Agreement.

    Government Filings. From the date hereof to and including the Closing Date, Seller shall promptly deliver to Purchaser copies of each registration, report, statement, notice or other filing filed by Seller with the SEC or any other Governmental Authority relating to the Assets and/or the Transaction.

    Employees.

      Employment Offer. Prior to the Closing, Purchaser or any of its Affiliates will offer employment to those employees of Seller listed as "Key Employees" on Schedule 6.4(a) (collectively, "Key Employees") and to those other persons listed on Schedule 6.4(a) as "Outside Employees" (collectively, the "Outside Employees"). The employment of the Key Employees with Seller shall terminate as of 11:59 p.m. on the date immediately prior to Closing Date and, unless otherwise determined by Purchaser and any Key Employee, the employment of the Key Employees with Purchaser shall begin as of 12:00 a.m. midnight on the Closing Date.

      Seller's Obligations and Liabilities.

        Seller shall be solely liable for and obligated to pay, and shall indemnify and hold Purchaser and any of Purchaser's Affiliates harmless from, any and all Liabilities with respect to Seller's employment of the Key Employees prior to the Closing Date, including without limitation any payroll or employment related Taxes, and with respect to the termination of such Key Employees as of the Closing Date.

        Seller shall be responsible for any Liability for claims filed with respect to any of its employees, including any Key Employee, eligible for coverage, reimbursement and/or benefits under the terms of any of Seller's Employee Benefit Plans, provided such Liability (A) accrued or became payable during the period of such employee's employment with Seller on or before the Closing Date or (B) arose out of Seller's termination of such employee's employment on or before the Closing Date. Additionally, Seller shall be responsible for any Liability for accrued benefits with respect to any of its employees, including any Key Employee, who, as a result of employment with Seller on or before the Closing Date, was a participant in any of Seller's Employee Benefit Plans.

      No Rights Conferred Upon Employees. The parties hereby acknowledge that Purchaser is not under any obligation to offer employment to any current or future employee of Seller or any Affiliate thereof, other than the Key Employees. Further, nothing in this Agreement shall confer any rights or remedies under this Agreement on any employee of Seller.

    Confidentiality and Publicity. The parties have previously executed a non-disclosure agreement (the "Non-Disclosure Agreement"), dated July 5, 2007, which Non-Disclosure Agreement is hereby incorporated by reference and shall continue in full force and effect in accordance with their terms. Unless otherwise permitted by this Agreement, Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby and shall consider in good faith any comments or requested changes made by the other party; provided, however, that it is understood that Seller will disclose the material terms of this Agreement and the transactions contemplated hereby in a press release following execution of this Agreement, which press release will be filed with the SEC pursuant to Form 8-K and will be approved by Purchaser within 24 hours of delivery thereof to Purchaser (which approval may not be unreasonably withheld); provided, further, however, that Purchaser and Seller have the right to disclose the Transaction to third parties as may be necessary in order to obtain any necessary third party consents or permissions to take any other actions necessary to consummate the Transaction.

  CONDITIONS TO CLOSING

    Conditions to Obligations of Seller. The obligations of Seller to effect the transactions to be performed by it at the Closing are, at the option of Seller, subject to the satisfaction at or prior to the Closing of the following additional conditions:

      Representations and Warranties. All of the representations and warranties of Purchaser set forth herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing (it being understood that, for purposes of determining the accuracy of the representations and warranties of Purchaser, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and Purchaser shall have delivered to Seller a certificate (the "Purchaser Compliance Certificate") to such effect dated as of the Closing Date and signed by the President of Purchaser.

      Supplemental License. The parties shall enter into a license agreement, in such form as agreed to by the Parties (the "Supplemental License").

      Consulting Agreement. The parties shall enter into a consulting agreement, in such form as agreed to by the Parties (the "Consulting Agreement").

      Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser at or prior to the Closing shall have been duly complied with and performed in all material respects, and Purchaser shall have delivered to Seller the Purchaser Compliance Certificate with a statement to such effect.

      Purchaser's Closing Deliverables. In addition to any items listed above, at the Closing, Purchaser will deliver to Seller the following items:

        a certificate, signed by the Secretary of Purchaser, certifying as to the truth and accuracy of, and attaching copies of, Purchaser's charter documents and board of director resolutions adopted in connection with the Transaction;

        each of the other Ancillary Agreements to which it is a party; and

        such other certificates, instruments and documents as may be reasonably requested by Seller that are reasonably necessary, appropriate or desirable for the consummation of the Closing.

      Third Party Data Licenses. Purchaser shall have obtained valid licenses to such third party data content described on Schedule 3.6(h)(iii).

    Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

      Representations and Warranties. All the representations and warranties of Seller set forth herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing (it being understood that, for purposes of determining the accuracy of the representations and warranties of Seller, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded), and Seller shall have delivered to Purchaser a certificate (the "Seller Compliance Certificate") to such effect dated as of the Closing Date and signed by the President of Seller.

      Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been duly complied with and performed in all material respects, and Seller shall have delivered to Purchaser the Seller Compliance Certificate with a statement to such effect.

      Required Consents. Seller shall have received, and evidence thereof satisfactory to Purchaser shall have been delivered to Purchaser, (i) the third party consents set forth on Schedule 1.7(b) and (ii) any other required consents from third parties for the transactions contemplated herein.

      Transfer Documents. All documentation pursuant to which the transactions contemplated herein are to be accomplished, including bills of sale, assignments and other documents or instruments of transfer, shall have been presented to Purchaser and its counsel for review and shall have been consistent with this Agreement and reasonably satisfactory in form and substance to Purchaser and its counsel prior to the consummation of such transactions.

      Employment Agreements. Each of the Key Employees and each of the Outside Employees shall have accepted employment with Purchaser and shall have entered into an employment agreement with Purchaser or any Affiliate of Purchaser.

      Seller's Closing Deliverables. In addition to any items listed above, at the Closing, Seller will deliver to Purchaser the following items:

        a bill of sale, intellectual property assignments (including an assignment of intellectual property in the form attached hereto as Exhibit A), assignments and assumptions of contracts, and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to counsel to Purchaser as shall be legally sufficient to vest in Purchaser, good title to the Assets;

        a certificate, signed by the Secretary of Seller, certifying as to the truth and accuracy of, and attaching copies of, Seller's charter documents and board of director resolutions adopted in connection with the Transaction;

        each of the other Ancillary Agreements to which it is a party; and

        such other certificates, instruments and documents as may be reasonably requested by Purchaser that are reasonably necessary, appropriate or desirable for the consummation of the Closing.

  POST-CLOSING MATTERS

    Further Assurances of Seller. Seller shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered, and use its commercially reasonable efforts to take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Assets, including but not limited to obtaining any and all required consents of third parties which Seller has not obtained as of the Closing Date. Seller further agrees, for a period not to exceed eighteen (18) months from the date hereof, to use its commercially reasonable efforts to provide information pertaining to the Assets as may be reasonably requested by Purchaser; provided, however, that to the extent Seller's compliance with this sentence requires more than ten (10) hours of Seller's employees time in the aggregate, Purchaser shall reimburse Seller for the costs of such time at a rate of (a) $150 per hour for the first six (6) months from the date hereof and (b) the then market rate charged by Seller per hour for its consulting services for the subsequent twelve (12) months. To the extent Seller incurred between the date of the LOI and prior to the Closing any reasonable costs and reasonable expenses (including fees charged by government agencies) in connection with (x) the Patent applications, the Trademarks and Trademark applications (including without limitation, the expenses and reasonable legal fees for transfer or further prosecution of the Patent applications, the Trademarks and Trademark applications) and (y) pre-Closing consulting services provided by Seller to Purchaser, Seller may, after the Closing, invoice Purchaser for such amounts and Purchaser shall, within thirty (30) days after submission of such invoice, reimburse Seller for all such costs, expenses and other amounts.

    Tax Liability. Seller will be responsible for the preparation and filing of all Tax Returns for accrued Taxes with respect to the Assets for any period ending on or before the Closing. Seller will make all payments required with respect to any such Tax Return. Purchaser will be responsible for the preparation and filing of all Tax Returns for Taxes accruing after the Closing with respect to the Assets. Purchaser will make all payments required with respect to any such Tax Return.

    Non-solicitation and Non-competition. For a period of twelve (12) months from the Closing Date, Seller agrees that it will not in any manner, directly or indirectly, by itself or in conjunction with any other Person, (a) solicit or attempt to solicit any of the Key Employees or the Outside Employees to leave his or her employment with Purchaser, or (b) compete with the business of Purchaser, which shall be defined to be and for purposes of this section shall be limited to be the business of search and information discovery applications for the consumer Internet. For a period of twelve (12) months from the Closing Date, Purchaser agrees that it will not in any manner, directly or indirectly, by itself or in conjunction with any other Person, solicit or attempt to solicit any of Seller's research and development employees (other than the Key Employees or the Outside Employees) that have worked in any way in the development of the Assets to leave his or her employment with Seller. If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Section 8.3 to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

    Third Party Data Licenses. Notwithstanding anything to the contrary in this Agreement, Purchaser shall use commercially reasonable efforts to obtain, promptly following the Closing but in no event more than 30 days following the Closing, valid licenses to the third party data content set forth on Schedule 3.6(h)(iii).

  TERMINATION OF AGREEMENT

    Termination. This Agreement may be terminated prior to the Closing:

      By mutual written consent of the parties;

      By either Purchaser or Seller if the Closing shall not have occurred by the Termination Date;

      By Purchaser if (i) any of Seller's representations and warranties contained in this Agreement shall be materially inaccurate as of the date of this Agreement, or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.2(a) would not be satisfied, or (ii) any of Seller's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b) would not be satisfied; provided, however, that if an inaccuracy in Seller's representations and warranties or a breach of a covenant by Seller is curable by Seller and Seller is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Purchaser may not terminate this Agreement under this Section 9.1(c) on account of such inaccuracy or breach; or

      By Seller if (i) any of Purchaser's representations and warranties contained in this Agreement shall be materially inaccurate as of the date of this Agreement, or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1(a) would not be satisfied, or (ii) if any of Purchaser's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.1(b) would not be satisfied; provided, however, that if an inaccuracy in Purchaser's representations and warranties or a breach of a covenant by Purchaser is curable by Purchaser and Purchaser is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Seller may not terminate this Agreement under this Section 9.1(d) on account of such inaccuracy or breach.

    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that (a) this Section 9.2 and Section 6.5 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any material breach by such party of any representation, warranty or covenant contained in this Agreement.

  INDEMNIFICATION

    Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months following the Closing Date (such date, the "Expiration Date"), regardless of any investigation made by Purchaser or Seller or on their behalf, except as to any matters with respect to which a written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal. Notwithstanding the foregoing, claims involving fraud by either party will not be subject to such limitation.

    Indemnification Obligations of Seller. Subject to the limitations set forth in this Article X, Seller agrees to indemnify and hold harmless Purchaser and its Affiliates and their respective successors and assigns (all such Persons being collectively referred to as the "Purchaser Group") from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Purchaser and/or any other member of Purchaser Group by reason of, resulting from, based upon or arising out of any of the following:

      the breach of any representation or warranty of Seller contained in Article III above;

      the breach or nonperformance of any covenant or agreement of Seller contained in this Agreement;

      all Liabilities and obligations of Seller of any kind or nature whatsoever (including, without limitation, Excluded Liabilities and any Liability relating to the Assets or Business with respect to any period prior to the Closing Date), whether accrued, absolute, fixed, contingent, known or unknown, except for (i) obligations and Liabilities accruing under the Assumed Contracts after the Closing Date or (ii) the Assumed Liabilities;

      fraud by Seller or any of its Affiliates in connection with this Agreement and/or the transactions contemplated hereby; and

      all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

    Indemnification Obligations of Purchaser. Subject to the limitations set forth in this Article X, Purchaser agrees to indemnify and hold harmless Seller and its Affiliates and their respective successors and assigns (all such Persons being collectively referred to as the "Seller Group") from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Seller and/or any other member of Seller Group by reason of, resulting from, based upon or arising out of any of the following:

      the breach of any representation or warranty of Purchaser contained in Article IV above;

      the breach or nonperformance of any covenant or agreement of Purchaser contained in this Agreement;

      all Liabilities and obligations of Purchaser of any kind or nature whatsoever (including, without limitation, obligations and Liabilities accruing under the Assumed Contracts after the Closing Date and the Assumed Liabilities and any Liability relating to the Assets with respect to any period from and after the Closing Date), whether accrued, absolute, fixed, contingent, known or unknown, except for (i) the Excluded Liabilities and (ii) any Liability arising from a breach by Seller of any representation, warranty or covenant hereunder;

      fraud by Purchaser or any of its Affiliates in connection with this Agreement and/or the transactions contemplated hereby; and

      the transfer of the third party data content described in Schedule 3.6(h)(iii); and

      all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

    Limitations of Indemnification.

      No claim for indemnification for the matters set forth in this Article X shall be made by any member of either Purchaser Group or Seller Group until the aggregate indemnifiable Losses to the members of the Purchaser Group or the Seller Group, as applicable, resulting therefrom exceeds $50,000 (the "Floor"); provided, however, that if the aggregate amount of all such indemnifiable Losses shall exceed the Floor, then Seller or Purchaser, as the case may be, shall indemnify any member of Purchaser Group or the Seller Group, as applicable, entitled to indemnification hereunder for all Losses (without regard to the Floor), subject to the further limitations set forth in this Article X.

      No member of Purchaser Group or Seller Group shall be entitled to make any claim for indemnification under Sections 10.2 or 10.3, as the case may be, after the Expiration Date, except that indemnity may be sought after the expiration of such time limitation if a Notice of Claim shall have been delivered to the Indemnifying Party (as defined below) prior to the expiration of such time limitation.

      The total liability of each of Seller and Purchaser, as applicable, for any claim for Losses asserted by the Purchaser Group pursuant to Section 10.2(a) or 10.2(b), or asserted by the Seller Group pursuant to Section 10.3(a) or 10.3(b) shall be limited to the sum of the Cash Consideration. This provision does not limit either Purchaser's or Seller's rights to injunctive relief to compel compliance with this Agreement. The indemnification obligations of Seller and Purchaser pursuant to this Article X shall be the sole and exclusive remedies for the Seller Group and the Purchaser Group with respect to any claim for breach of any representation, warranty or covenant in this Agreement.

      Notwithstanding anything to the contrary contained herein, (i) the limitations set forth in Sections 10.4(a), (b) and (c) or otherwise in this Agreement shall not apply to (A) Losses arising out of or resulting from Excluded Liabilities, or (B) Losses arising from acts of fraud by or on behalf of Seller, Purchaser or any of their respective Affiliates in connection with this Agreement and/or the transactions contemplated hereby, and (ii) any claim for Losses asserted by the Purchaser Group or the Seller Group pursuant to Section 10.2(d) or 10.3(d) must made prior to the expiration of the applicable statute of limitations.

    Notice and Defense of Claims. A party entitled to indemnification hereunder (an "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") promptly after the Indemnified Party has actual knowledge of any claim for Losses as to which indemnity may be sought, which notice shall set forth the amount of the Losses as to which indemnity may be sought and be given in accordance with the provisions of Section 12.9 hereof (a "Notice of Claim"). Upon receipt of a Notice of Claim, the Indemnifying Party shall have thirty (30) days thereafter to contest the indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnified Party given in accordance with the provisions of Section 12.9 hereof (a "Contest Notice"). Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim. If no such Contest Notice is given within such thirty (30) day period, the obligation of the Indemnifying Party to pay the amount of the Losses incurred or asserted by the Indemnified Party in connection with the claim shall be deemed established and accepted by the Indemnifying Party. If a Contest Notice relating to a non-third party claim is given in such time period, and the Indemnified Party and the Indemnifying Party are unable to reach agreement with respect to any contested Losses within thirty (30) days of the delivery of the Contest Notice after good faith negotiation between the parties, then the matter shall be resolved pursuant to Section 12.1 below. If a Contest Notice relating to a third party claim is given in such time period, such claim shall be deemed an Open Claim under Section 10.7 (and the thirty (30) day time period described above shall no longer apply to such claim) and the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party's expense, to assume the defense of any such Open Claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

    Payment of Indemnity Claims. Subject to Section 10.7, at the time that any indemnifiable Loss is finally determined under this Article X (which, in the case of payments to third persons permitted under this Article X, shall be the earlier of (a) the date of such payments or (b) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such Liability with respect to an open claim) (such Loss or amount being hereinafter referred to as the "Indemnity Claim"), the Indemnifying Party or parties shall be obligated to pay to the Indemnified Party the amount of such Indemnity Claim within five (5) days of such final determination. For purposes hereof, the Indemnity Claim shall include the amounts so paid, or determined to be owing, by the Indemnified Party together with costs and reasonable attorneys' fees.

    Open Claims. During the pendency of any third party claim that is the subject of a Contest Notice, unless the Indemnifying Party has assumed all Liabilities for such third party claim, then such claim for Losses shall be deemed to be an "Open Claim." Until such Open Claim is an Indemnity Claim, the Losses related to such Open Claim shall not be due or payable by the Indemnifying Party. At the time that an Open Claim becomes an Indemnity Claim, the Indemnifying Party or parties shall be obligated to pay to the Indemnified Party the amount of such Indemnity Claim within five (5) days of such final determination.

    Tax Effect of Indemnification Payments. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate consideration payable under this Agreement.

  DEFINITIONS

  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

    "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries is controlled by, or is under common control with, another Person.

    "Assumed Contracts" shall mean the agreements and contracts identified on part (b) of Schedule 1.2.

    "Employee Benefit Plan" shall mean any employee benefit plan (as defined in Section 3(3) of ERISA), plus any bonus, deferred compensation, pension, retirement, severance, disability, dental insurance, profit sharing, stock option, employee stock purchase, medical benefit, vacation or vacation pay policy, hospital, insurance or other employee benefit plan.

    "Encumbrances" shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, liens, pledges, mortgages and encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Assets.

    "GAAP" shall mean generally accepted accounting principles in the United States.

    "Governmental Authority" shall mean any court, or any federal, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality or any Self Regulatory Organization.

    "Indebtedness" shall mean all short-term and long-term indebtedness outstanding at any one time as determined in accordance with GAAP consistently applied.

    "Intangibles" shall mean guarantees, rights, warranties, Defenses and Claims, other defenses and claims, causes of action, demands, rights of recovery, suits, covenants not to compete and other rights in favor of Seller relating to the Assets.

    "Knowledge" or "Known" shall mean, with respect to Seller, the current actual knowledge, after reasonable inquiry, of any of the following Persons: Jeffrey Coombs, Richard Barber, Ann Parker-Way, Giovanni Marchisio or Deep Dhillon.

    "Law" shall mean all applicable federal, state, provincial and local laws, ordinances, rules, statutes, regulations and all orders, writs, injunctions, awards, judgments or decrees.

    "Liability" shall mean any direct or indirect liability, Indebtedness, obligation, guarantee or endorsement related to the Assets, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

    "Losses" shall mean any loss, demand, claim, action, suit, cause of action, proceeding, assessment, judgment, damage, Liability, cost or expense, including, without limitation, interest, penalties and reasonable attorneys' fees and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof, but excluding special or consequential damages (including without limitation loss of profits or revenues) related to any such loss, demand, action, cause of action, assessment, damage, liability, cost or expense, other than special or consequential damages actually awarded to a third party and paid or payable to such third party by a party hereto.

    "Material Adverse Effect" shall mean any effect that is or is reasonably likely to be materially adverse to the Assets, whether or not occurring in the ordinary course of business.

    "Person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

    "Permitted Encumbrances" shall mean any (a) restrictions on the assignment and/or transfer of any of the Assumed Contracts pursuant to the express terms thereof, (b) any Encumbrance arising out of the performance of any of the Assumed Contracts pursuant to the express terms thereof, (c) the agreements that license the Product to Existing Customers (as defined in the Supplemental License), or (d) government purpose rights, "march-in rights" (as set forth in the Bayh-Dole Act, 35 U.S.C. Section 203), or obligations to manufacture substantially in the United States arising out of the government grant contracts identified on Schedule 3.6(p).

    "Product" shall mean that text search and analysis software product developed by Seller and known as "InFact," including that product as released by Seller to its customers and all derivative works, improvements and extensions thereof owned by Seller, including, without limitation, all Software thereof, and all versions and interim iterations of such Software, including all bug fixes, all patches, and all available and existing electronic documentation about features and functionality in, and support and maintenance of, InFact, including help files.

    "SEC" shall mean the Securities and Exchange Commission.

    "Self Regulatory Organization" shall mean the NASDAQ Capital Market and other self-regulatory organizations in the securities or commodities field, including without limitation, the National Futures Association, the National Association of Securities Dealers, Inc. and NASD Regulation, Inc.

    "Software" means computer programs of any type or form (including source code and object code), including code, scripts, applets, engines, generators, and macros, and related programmers' comments, data files and structures, header and include files, macros, object libraries, programming tools not commercially available, technical specifications, flowcharts, and logic diagrams, schematics, annotations, and documentation.

    "Tax" or "Taxes" shall mean any federal, state, provincial, territorial, local, or foreign income, profits, gross receipts, capital gains taxes, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, business license, occupation, value added, goods and service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, relating to the Assets.

    "Tax Return" shall mean a declaration, statement, report, return or other document or information required to be filed or supplied to a Governmental Entity with respect to Taxes.

    "Transferred Intellectual Property" shall mean all of Seller's rights, title and interest in all Intellectual Property included in the Product including, without limitation, the Source Code for the Product.

    "Transferred Intellectual Property Rights" shall mean all Intellectual Property Rights owned by or licensed to Seller, including Seller's Registered Intellectual Property Rights, that have or can have claims or other forms of legal protection covering the Product or any use of the Product, including, without limitation, the Intellectual Property Rights set forth on part (a) of Schedule 1.2, but excluding any and all third party data except for the third party data described on Schedule 3.6(h)(iii).

  GENERAL

    Law Governing; Arbitration. This Agreement shall be governed by and construed under the laws of the State of Washington, without giving effect to any contrary conflict of laws provisions. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof that cannot be settled by mutual agreement (except for actions by any party seeking exclusively injunctive relief) shall be exclusively subject to arbitration. Any party who is aggrieved shall deliver a notice to the other parties hereto setting forth the specific points in dispute. Any points remaining in dispute thirty (30) calendar days after the giving of such notice shall be submitted to binding arbitration as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"), before a single arbitrator appointed in accordance with AAA Rules. Such arbitration shall be held in Seattle, Washington. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction. Subject to the other terms of this Section, the parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County in the State of Washington in connection with any action relating to this Agreement. All of the fees and expenses of the arbitrators shall be paid by the non-prevailing party, and each party will bear the fees and expenses of its own attorneys. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than actions for exclusively injunctive relief and post-arbitration actions seeking to enforce an arbitration award. The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration, or the status or resolution thereof; provided, that any party may make such disclosure to the extent it is required to disclose such matters under applicable securities, tax or accounting rules, after being advised by its counsel.

    Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement to any Affiliate without obtaining Seller's consent. Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

    Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

    Entire Agreement. This Agreement, the exhibits and schedules hereto, the certificates referenced herein, the exhibits thereto, the Ancillary Agreements, the Non-disclosure Agreement and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto, including, without limitation, that certain Letter of Intent between the parties dated July 5, 2007 (the "LOI"). This Agreement (including the documents and the instruments referred to herein and therein) is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

    Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by facsimile transmission shall be deemed for all purposes to be due execution and delivery by the signing persons.

    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

    Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

    Waiver. Each party hereto may, by written notice to the others: (a) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others, (b) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement, (c) waive compliance with any of the covenants of the others contained in this Agreement or (d) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

    Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) one business day following dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

If to Purchaser:	Hypertext Solutions, Inc. 206 First Avenue S., Suite 310 Seattle, WA 98104 Attention: President
with a required copy to:	DLA Piper US LLP 701 Fifth Avenue, Suite 7000 Seattle, WA 98104 Attention: William H. Bromfield Facsimile: (206) 839-4801
If to Seller:	Insightful Corporation 1700 Westlake Avenue N., Suite 500 Seattle, WA 98109-3044 Attention: General Counsel Facsimile: 206-777-8517
with a required copy to:	Orrick, Herrington & Sutcliffe LLP 719 Second Avenue, Suite 900 Seattle, WA 98104-7097 Attention: Alan C. Smith Facsimile: (206) 839-4301

    Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

    Construction and Interpretation of Agreement.

        The parties hereto and their respective attorneys have negotiated this Agreement, and the language hereof shall not be construed for or against any party by reason of its having drafted such language.

        The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

        As used in this Agreement, any reference to any state of facts, event, change or effect being "material" with respect to any entity means a state of facts that is material to the current condition (financial or otherwise), properties, assets, liabilities, business or operations of such entity.

    No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

    Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner, or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

    Fees and Expenses. Except as set forth in Article X and Sections 12.1 and 12.14, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transaction is consummated.

    Attorneys' Fees. In any suit, action or appeal (including arbitration) to enforce this Agreement or any term or provision of this Agreement, or to interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred, including reasonable attorneys' fees at trial or on appeal.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HYPERTEXT SOLUTIONS INC., a Washington corporation	INSIGHTFUL CORPORATION, a Delaware corporation
By: /s/ Neil Roseman Name: Neil Roseman Its: CEO	By: /s/ Jeffrey E. Coombs Name: Jeffrey E. Coombs Its: CEO